Exhibit 99.2

CENTRAL BANCORP, INC.

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012

CENTRAL BANCORP, INC.
Garland, Texas

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012

Crowe Horwath LLP Independent Member Crowe Horwath International

INDEPENDENT AUDITOR’S REPORT

Board of Directors
Central Bancorp, Inc.
Garland, Texas

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Central Bancorp, Inc. (“Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Bancorp, Inc., as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note N to the consolidated financial statements, the Company is subject to a rescinded stock obligation, and does not expect its regulators to grant the necessary approval to pay the aforementioned obligation without raising additional capital. The Company has incurred operating losses in recent years and problem assets continue to be at high levels.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note N. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our opinion is not modified with respect to this matter.

Emphasis of Matter

As discussed in Note B, the Federal Deposit Insurance Corporation (“FDIC”) has been critical of the Company’s compliance with the shared-loss agreements.  During 2013, the Company reached an agreement with the FDIC whereby the Company reimbursed the FDIC for certain claims that had previously been submitted and paid.    Additionally, as of December 31, 2013, the FDIC has indicated that additional reviews will be required on select assets for which the FDIC has previously paid claims submitted by the Company.  Dependent on the results of these reviews, the FDIC may require further corrective actions.   Should these or future corrective actions occur, it could have a material adverse impact on operations and stockholders’ equity.  Our opinion is not modified with respect to this matter.

Other Matter

In our report dated September 26, 2013, we expressed a modified opinion on the 2012 consolidated financial statements based on a scope limitation because management was unable to estimate the extent of any clawback that may be associated with the FDIC’s assertion of noncompliance with the Single Family and Commercial Shared-Loss Agreements or the related effect on the carrying value of its loss share receivable and indemnification asset, and therefore, we were unable to satisfy ourselves as to the impact these matters may have had on the Company’s 2012 consolidated financial statements. During 2013, we were able to satisfy ourselves as to the valuation of the loss share receivable and indemnification asset as of December 31, 2012 and accordingly, our present opinion on the 2012 consolidated financial statements, as presented herein, is different from that expressed in our previous report.

Report on Other Legal and Regulatory Requirements

We also have examined in accordance with attestation standards established by the American Institute of Certified Public Accountants, the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in the 1992 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 9, 2014 expressed an adverse opinion on internal control over financial reporting, citing material weaknesses.  Our opinion on the 2013 consolidated financial statements was not affected by the material weaknesses.

Crowe Horwath LLP

Dallas, Texas
May 9, 2014

CENTRAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

	2013	2012
ASSETS
Cash and due from banks	$15,499	$18,309
Interest bearing deposits in other banks	289,664	490,124
Total cash and cash equivalents	305,163	508,433

Securities available for sale	321,825	127,969
Loans, net of allowance of $65,097 and $78,120	576,226	930,346
Loss share receivable and indemnification asset	92,660	100,215
Accrued interest receivable	3,691	3,997
Small Business Administration receivable, net	12,689	16,949
Bank owned life insurance	18,254	18,013
Federal Home Loan Bank stock	1,189	4,919
Other real estate owned, net of valuation reserve	34,349	67,507
Premises and equipment, net	23,388	25,783
Core deposit intangible	1,255	1,741
Deferred tax assets	-	5,962
Federal income tax receivable	34,193	25,106
State income tax receivable	-	621
Other assets	4,562	4,092

Total assets	$1,429,444	$1,841,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest bearing deposits	$135,848	$140,776
Interest bearing deposits	1,115,258	1,491,760

Total deposits	1,251,106	1,632,536

Rescinded stock obligation	19,963	18,882
Federal Home Loan Bank advances	10,000	35,000
Accrued interest payable	1,783	1,547
Subordinated debentures	26,805	26,805
Deferred compensation	380	1,010
Supplemental executive retirement plan	3,784	4,247
State income tax payable	4,318	-
Deferred tax liability	180	-
Accrued expenses and other liabilities	18,548	16,272

Total liabilities	1,336,867	1,736,299

Preferred stock	23,585	23,353
(liquidation preference of $23,625 as of December 31, 2013 and 2012)
Common stock
($1.00 par, 2,843,065 outstanding at December 31, 2013 and 2012)	2,843	2,843
Additional paid-in capital	9,315	9,315
Retained earnings	57,852	67,605
Accumulated other comprehensive income	(820)	2,436
Treasury stock, 8,983 shares at December 31, 2013 and 2012	(198)	(198)

Total stockholders’ equity	92,577	105,354

Total liabilities and stockholders’ equity	$1,429,444	$1,841,653

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2013 and 2012
(Dollars in thousands, except per share data)

	2013	2012
Interest income:
Loans	$61,659	$87,233
Securities	3,160	3,271
Deposits in other banks	1,335	1,043
Other	14	23
Total interest income	66,168	91,570

Interest expense:
Deposits	16,391	22,313
Federal Home Loan Bank advances	401	1,157
Subordinated debentures	472	523
Rescinded stock obligation	1,076	1,069
Total interest expense	18,340	25,062

Net interest income	47,828	66,508
Provision (credit) for loan losses	428	(509)
Net interest income (loss) after provision (credit) for loan losses	47,400	67,017

Noninterest income:
Net loss on assets covered by FDIC loss share agreements	(9,793)	(18,188)
Gain on purchased credit impaired loans	10,449	6,445
Service charges on deposit accounts	5,395	4,579
Net servicing fees	1,867	1,971
Gain on sale of loans	-	1,478
Loss on disposal of premises and equipment	(650)	(1,967)
Other	1,127	2,677
Total noninterest income (loss)	8,395	(3,005)

Noninterest expense:
Salaries and employee benefits	24,693	26,297
Occupancy and equipment	7,003	9,192
Professional fees	13,331	8,377
Data processing services	2,086	1,651
Regulatory fees	3,587	4,532
Loan and collection fees	7,827	14,222
Other real estate owned	(771)	17,919
Amortization of core deposit intangible	486	565
Advertising	48	76
Other	6,251	4,947
Total non-interest expense	64,541	87,778

Loss before income tax benefits	(8,746)	(23,766)

Income tax benefits	(606)	(6,020)

Net loss	(8,140)	(17,746)

Dividends and amortization on preferred stock	(1,613)	(1,484)

Net loss allocable to common stockholders	$(9,753)	$(19,230)

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
Years ended December 31, 2013 and 2012
(Dollars in thousands, except per share data)

	2013	2012

Net loss	$(8,140)	$(17,746)

Other comprehensive income (loss):
Unrealized gains/losses on securities:
Holding gains on available for sale securities	(6,206)	861
SERP net actuarial gain	1,197	150
Other comprehensive income (loss) before tax	(5,009)	1,011
Tax effect	1,753	(354)
Total other comprehensive income (loss)	(3,256)	657

Comprehensive loss	$(11,396)	$(17,089)

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2013 and 2012
(Dollars in thousands, except per share data)

							Accumulated
	Common				Additional		Other
	Shares	Preferred	Common	Treasury	Paid-in	Retained	Comprehensive
	Issued	Stock	Stock	Stock	Capital	Earnings	Income/(Loss)	Total

Balance, January 1, 2012	2,843,065	23,124	2,843	(198)	9,315	86,835	1,779	123,698

Net loss	-	-	-	-	-	(17,746)	-	(17,746)
Other comprehensive income	-	-	-	-	-	-	657	657
Cash dividends declared or accrued on preferred stock	-	-	-	-	-	(1,255)	-	(1,255)
Amortization on preferred stock	-	229	-	-	-	(229)	-	-

Balance, December 31, 2012	2,843,065	23,353	2,843	(198)	9,315	67,605	2,436	105,354

Net loss	-	-	-	-	-	(8,140)	-	(8,140)
Other comprehensive income	-	-	-	-	-	-	(3,256)	(3,256)
Cash dividends declared or accrued on preferred stock	-	-	-	-	-	(1,381)	-	(1,381)
Amortization on preferred stock	-	232	-	-	-	(232)	-	-

Balance, December 31, 2013	2,843,065	$23,585	$2,843	$(198)	$9,315	$57,852	$(820)	$92,577

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2013 and 2012
(Dollars in thousands, except per share data)

	2013	2012
Operating activities
Net loss	$(8,140)	$(17,746)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	1,663	1,904
Acquisition related accretion	(16,257)	(26,723)
Securities (accretion) amortization	1,392	2,445
Prepaid regulatory assessment	-	1,133
Provision (credit) for loan losses	428	(509)
Loss on disposal of premises and equipment	650	1,967
Increase in indemnification asset	(4,367)	(922)
Valuation allowance on other real estate owned	1,881	18,890
Deferred taxes	9,091	(3,343)
Valuation allowance on Small Business Administration receivable	353	2,731
Bank owned life insurance	(241)	(346)
Amortization of core deposit intangible	486	565
Changes in operating assets and liabilities:
Change in accrued interest receivable	306	1,195
Change in other assets	(9,083)	(25,411)
Change in accrued interest payable	1,317	1,047
Change in accrued expenses and other liabilities	5,215	(709)
Change in deferred compensation and retirement plan	(1,093)	(2,623)
Net cash used in operating activities	(16,399)	(46,455)

Investing activities
Maturities and sales of securities available for sale	33,738	41,849
Purchases of securities available for sale	(235,191)	-
Net decrease in loans	360,599	375,712
Proceeds from sale of other real estate owned	52,520	28,458
Proceeds from sale of premises and equipment	10	71
Proceeds from SBA Receivable	880	49
Loss share receivable and indemnification asset payments received	4,377	177,730
Net change in loss share receivable and indemnification asset	(6,615)	(6,310)
Purchases of premises and equipment	72	(824)
Redemption (purchase) of Federal Home Loan Bank stock	3,730	(18)
Small Business Administration receivable payments	5,439	2,375
Net cash provided by investing activities	219,559	619,092

Financing activities
Net change in deposits	(381,430)	(418,493)
Repayments on Federal Home Loan Bank advances, net	(25,000)	(48,000)
Net cash used in financing activities	(406,430)	(466,493)

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2013 and 2012
(Dollars in thousands, except per share data)

	2013	2012

Net increase (decrease) in cash and cash equivalents	$(203,270)	$106,144

Cash and cash equivalents, beginning of year	508,433	402,289

Cash and cash equivalents, end of year	$305,163	$508,433

Supplemental cash flow information:
Interest paid	$17,023	$24,015
Income taxes paid	$(351)	$(23,098)

Supplemental non-cash flow information:
Transfers from loans to other real estate owned	$21,529	$50,897
Transfers from premises and equipment to other real estate owned	-	1,362
Transfers from loans and other real estate owned to Small Business
Administration receivable	2,144	7,412
Preferred stock dividends payable at year end	3,788	2,346

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation:  The consolidated financial statements include the accounts of Central Bancorp, Inc. (“Bancorp”), and its wholly-owned subsidiary, United Central Bank (the “Bank”) collectively referenced as “the Company.”  As more fully described in a subsequent note, on July 31, 2009, the Bank acquired certain assets and assumed certain liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of Mutual Bank (the “acquisition”).  All intercompany accounts and transactions have been eliminated.

Nature of Operations:  Currently, the Bank principally generates commercial, commercial real estate, and residential real estate loans, and receives deposits from customers.  As of December 31, 2013, the Bank has a network of twenty-three full service branches.  Seven branches are located in northern Illinois; nine branches are located in Texas in the Dallas, Houston, and Austin areas; two branches are located in the Washington D.C. area; three branches in California; and there is one branch each in Edison, New Jersey and Staten Island, New York, respectively.  The Bank also has two fully operating regional operation centers; one located in the Dallas, Texas area and another located in the Chicago, Illinois area.  During 2013, the Bank closed one branch in Norcross, Georgia.  The Bank operates under a state banking charter subject to regulation by the Texas Department of Banking and the FDIC.  The Company is subject to regulation by the Federal Reserve Board.

Use of Estimates:  In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, realization of deferred tax assets, classification of impaired loans, carrying value of other real estate owned and impaired loans, future cash flows of acquired loans, loss share receivable and indemnification asset, determination of liabilities associated with post-retirement benefits,  recognition and measurement of tax positions, contingent liabilities and valuation of financial instruments.  For acquired loans and acquired other real estate owned, actual cash flows that differ from initial, projected cash flows could have a material impact on future performance.  A subsequent footnote discusses certain material litigation matters.

Cash and Cash Equivalents:  Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold.  Net cash flows are reported for customer loan and deposit transactions, Small Business Administration (“SBA”) receivable, FHLB advances, and secured borrowings.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  As more fully described in Note R, management does not believe there now are such matters that will have a material effect on the financial statements.

Concentration of Credit Risk:  As more fully described in a later note, the Company has a concentration in commercial real estate loans. Negative trends in the economy, particularly as it relates to the hotel/motel and gas station business sectors, will negatively impact the credit risk of the Company.

Securities Available for Sale:  Available-for-sale securities consist of bonds, debentures, and certain equity securities neither classified as trading securities nor as held to maturity securities.  Debt securities are classified as available for sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as available for sale.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities available for sale are carried at fair value with unrealized gains and losses reported in other comprehensive income, net of tax.  Realized gains (losses) on securities available for sale are included in other income and, when applicable, are reported as a reclassification adjustment, in other comprehensive income.

Interest income includes amortization of purchase premiums or discounts.  Premiums and discounts are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated.  Gains and losses on sales of securities are recorded on the trade date and are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least an annual basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.  No OTTI has been recognized for the years ended December 31, 2013 and 2012.

Fair Values:  Fair values of assets and liabilities are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

Loans and Allowance for Loan Losses:

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff is reported at the principal balance outstanding net of previous charge-offs, deferred fees/costs and an allowance for loan losses.  Interest income is accrued on the unpaid principal balance.

Nonaccrual Loans:  Generally, loans are designated as nonaccrual when either principal or interest payments are 90 days or more past due based on contractual terms unless the loan is well secured and in the process of collection.  Consumer loans are typically charged off no later than 180 days past due.  In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.  When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed against income.  Future interest income may be recorded on a cash basis after recovery of principal is reasonably assured.  Nonaccrual loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Troubled Debt Restructurings:  In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructured loan and classified as impaired.  Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified may be excluded from restructured loans in the calendar years subsequent to the restructuring if they are in compliance with modified terms.  Generally, a nonaccrual loan that is a troubled debt restructuring remains on nonaccrual until such time that repayment of the remaining principal and interest is not in doubt, and the borrower has a period of satisfactory repayment performance.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.

Impaired Loans:  A (non-acquired) loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual principal and interest due according to the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the value of the underlying collateral if collateral dependent.  The Company evaluates the collectability of both principal and interest when assessing the need for loss accrual.

Acquired loans are measured for impairment by considering carrying value which may be independent of contractual balances.  Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective yield, as determined upon acquisition.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All non-consumer loans are individually evaluated for impairment.  Large groups of smaller balance homogeneous consumer loans are collectively evaluated for impairment.  Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent twelve quarters with the most weight applied to the most recent quarter and the least weight to the first quarter in the twelve quarter history.  This actual loss experience is then adjusted by comparing current conditions to the conditions that existed during the loss history.  The Company considers the changes related to (i) lending policies, (ii) economic conditions, (iii) nature and volume of the loan segments, (iv) lending staff, (v) volume and severity of past due, non-accrual, and risk graded loans, (vi) loan review system, (vii) value of underlying collateral for collateral dependent loans, (viii) concentration levels, and (ix) effects of external factors.

The Company considers loan performance and collateral values in assessing risk for each segment in the loan portfolio, as follows:

Commercial real estate loans are dependent on the industries tied to these loans as well as the local commercial real estate market.  The loans are secured by the real estate, and appraisals are obtained to support the loan amount.  An evaluation of the project’s cash flows is performed to evaluate the borrower’s ability to repay the loan at the time of origination and periodically updated during the life of the loan.

Commercial and industrial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses.  Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of the business.  These loans may be secured by accounts receivable, inventory, equipment or other business assets.  Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

Residential real estate loans are affected by the local residential real estate market, the local economy, and movement in interest rates.  The Company evaluates the borrower’s repayment ability through a review of credit reports and debt to income ratios.  Appraisals are obtained to support the loan amount.

Purchased Loans:  Purchased loans acquired in a business combination, including covered loans, are accounted for in accordance with the provisions applicable to loans acquired with deteriorated credit quality.  The Company has concluded that all acquired loans are considered purchased credit impaired loans.  These purchased loans were initially recorded at their acquisition date fair value, such that there was no carryover of the seller’s allowance for loan losses.  After acquisition, losses are recognized by an increase in the allowance for loan losses.

Such purchased loans are accounted for individually or aggregated into pools of loans based on common risk characteristics such as, credit score, loan type, and date of origination.  The Company estimates the amount and timing of expected cash flows for each purchased loan or pool, and the expected cash flows in excess of recorded value are recognized as interest income over the remaining life of the loan or pool (accretable yield).  The excess of a loan’s or a pool’s contractual principal and interest over expected cash flows is not recognized (nonaccretable difference).

Over the life of the loan or pool, expected cash flows continue to be estimated.  If the present value of expected cash flows is less than the carrying amount, a loss is recorded through an increase in the allowance for loan losses.  If the present value of expected cash flows is greater than the carrying amount, the accretable yield is increased whereby increased interest income is prospectively recognized.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Payments received on loans that have no basis are recorded in non-interest income, and shown as a gain on purchased loans.

FDIC Loss Share Receivable and Indemnification Asset:  As part of the acquisition, the Bank entered into Single Family and Commercial Shared-Loss Agreements (“SLAs”) with the FDIC.

In the event that the Bank realizes a loss on certain loans and other real estate owned (“covered assets”) as provided under the SLAs, those losses as well as 90 days of lost interest and certain qualifying expenses, are reimbursable (“reimbursable losses”) from the FDIC.  From the date of the acquisition, the Single Family and Commercial SLAs are effective for 10 years (expiring in 2019) and 5 years (expiring in 2014), respectively.

Under the terms of the SLAs, the FDIC will reimburse United Central Bank for 80 percent of net losses incurred up to $611,000 and 95 percent of any net losses exceeding that amount.

At acquisition, the indemnification asset was measured at fair value and determined based upon the amount and timing of expected cash flows attributable to repayments from the FDIC.  The indemnification asset represents future expected discounted cash flows from the FDIC on claims expected to be made by the Bank.  The indemnification asset is measured on the same basis as the indemnified assets, subject to collectability and/or contractual limitations.

The loss share receivable reflects current claims filed as loss certificates.  As losses on covered assets are identified; those losses are reported to the FDIC. Reimbursable loss payments by the FDIC will reduce the amount of the receivable.

The value of the indemnification asset is adjusted upon re-estimation of expected covered asset cash flows.  When cash flows of covered assets are expected to improve, the corresponding indemnification asset becomes impaired as future estimated cash flows from the FDIC are lower than the current carrying value of the indemnification asset.  Likewise, when cash flows of covered assets are expected to deteriorate, the cash flows attributable to the indemnification asset is expected to increase.  As future cash flows change from the Company’s current estimates, with each additional loss recognized by the Company on covered assets, the Company expects to be reimbursed 80% (or 95% for those cumulative losses expected to exceed $611,000) of those losses.  In the event, losses do not meet or exceed current expectations, the Company would decrease the indemnification asset by 80% (or 95% for those cumulative losses expected to exceed $611,000) of each loss that is less than currently expected.

For covered loans, when cash flows are expected to increase, the impairment of the indemnification asset is recognized prospectively using the same methodology as utilized for the increase in accretable yield on the loan.  The impairment is prospectively amortized over the shorter of the SLAs period or the indemnified loan or loan pool.  When cash flows on covered loans are expected to decrease, a provision for loan losses is recorded and an increase in the indemnification asset is recorded for the expected cash repayment from the FDIC to the Bank. The indemnification asset is approximately $3,000 more than the amount of cash expected to be collected under the agreement as of December 31, 2013.  Therefore, that amount will be amortized from January 1, 2014 through the end of the SLAs with substantially all of the amortization occurring prior to the maturity of the commercial SLA in 2014.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Continuation of the SLAs requires the Company to meet certain compliance requirements with respect to managing the covered assets and reporting respective losses and reimbursable expenses.  In the event that that the FDIC determines that the Bank is not in compliance with the SLAs, the FDIC has the ability to deny claims on an asset-by-asset basis.  Denial of claims may have a material impact to the Company’s financial position.

Loan Origination Fees and Commitment Fees:  Loan origination fees are deferred, and the net fee is recognized as an adjustment to interest income using the interest or straight line methods over the estimated life of the loans.  Certain direct loan origination costs are not deferred and recognized over the estimated life of the loan due to immateriality.  Commitment fees and costs relating to commitments, for which the likelihood of exercise is remote, are recognized over the commitment period on a straight-line basis.  If the commitment is exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan using the effective yield method.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished.  Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Bank premises and equipment are stated at cost less accumulated depreciation.  Provisions for depreciation are computed using the straight-line method.  Average useful lives used for depreciation with respect to major classifications of property are as follows:

Type	Years

Building	10-30
Building improvements	7-10
Furniture, fixtures and equipment	3-10
Automobiles	5

Maintenance and repairs are charged to expense.  Upon retirement and replacement, the cost of the asset and the related accumulated depreciation are eliminated with the resulting gain or loss included in the statement of income.  Leasehold improvements are amortized over the shorter of its useful life or lease term.

Other Real Estate Owned:  Other real estate owned (“OREO”) properties acquired through or in lieu of loan foreclosure are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to this initial valuation, OREO is carried at lower of cost or fair value, less estimated costs to sell.  If fair value declines subsequent to transfer to OREO, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect the taxable income.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Bank Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives.  Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Core Deposit Intangible:  Core deposit intangible asset was recognized as part of the acquisition and is amortized on an accelerated method over its estimated useful life, 10 years.

Comprehensive Income:  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and unfunded liabilities of prior service costs, are reported as a separate component of stockholders’ equity, such items, along with net income, are components of comprehensive income.

Gains and losses on available for sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities.

Restrictions on Cash:  The Company was required to have $10,328 and $9,955 of cash on hand and on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2013 and 2012, respectively.

Off-Balance Sheet Financial Instruments:  In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Retirement Plans:  Non-qualified retirement plans are not funded, but provisions for the net present value of estimated liabilities arising from these plans have been recorded in the consolidated financial statements.  Employee 401(k) plan expense is the amount of matching contributions.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Subsequent Events:  The Company has evaluated subsequent events for recognition and disclosure through May 9, 2014, which is the date the financial statements were available to be issued.

NOTE B - LOSS SHARE RECEIVABLE AND INDEMINIFICATION ASSET

On July 31, 2009, the Bank purchased certain assets and assumed certain liabilities from the FDIC, acting as receiver of Mutual Bank.  The FDIC was appointed as receiver of Mutual Bank after the Illinois Department of Banking closed Mutual Bank on that same date.  The Bank acquired 12 branches in Illinois, Texas, New York and New Jersey.  The acquisition was consummated in order to expand the Bank’s loan portfolio and customer base.  As a result of the SLAs with the FDIC, the Bank recorded, at acquisition, a receivable of $429,678 which was designated as an indemnification asset.  As losses on covered assets are identified, they will be reported to the FDIC periodically.  Shared-loss payments by the FDIC will reduce the amount of the receivable.

The change in the Bank’s loss share receivable and indemnification asset were as follows:

	2013	2012

Loss share receivable and indemnification asset, January 1	$100,215	$289,823
Cash collected from FDIC	(4,377)	(177,730)
Increases attributable to projected credit losses	4,367	922
Discount accretion (amortization)	(14,160)	(19,110)
Reimbursable expenses and other claims	6,615	6,310

Loss share receivable and indemnification asset, December 31	$92,660	$100,215

The following is a summary of claims made by the Bank that have been paid from July 31, 2009 through December 31, 2013:

Charge-offs, net	$457,176
Reimbursable lost accrued interest	6,773
Reimbursable expenses	58,789
Offsetting income	(3,261)
Total claims made to the FDIC	519,477
Current reimbursable loss share percentage	80%
Total reimbursable claims made to the FDIC	$415,581

The following is a summary of total payments received from the FDIC:

2009	$-
2010	233,474
2011	-
2012	177,730
2013	4,377

Total	$415,581

As of 2013, the bank has been reimbursed for all claims related to 2009 through 2012.  The Bank makes its claims for reimbursable losses by filing a “loss share certificate” quarterly with the FDIC.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE B - LOSS SHARE RECEIVABLE AND INDEMINIFICATION ASSET (Continued)

FDIC Clawback of Prior Payments

During 2012, the Bank was notified by the FDIC that it was not in compliance with SLAs. The FDIC asserted that the Bank failed to consistently and adequately manage, administer, collect and effect charge offs and recoveries with respect to the SLAs in a manner consistent with usual and prudent business and banking practices. As a result of this assertion, the FDIC took steps to clawback past payments made from the FDIC to the Bank.  Furthermore, the FDIC did not make any payments on certificates filed for the quarter ending September 30, 2012 and December 31, 2013 until late 2013.

During 2013, management worked with the FDIC to resolve the original clawback claims. In October 2013, the Bank and the FDIC agreed to a substantially reduced amount of $5.274 million on the initial disputed items.   As a result, the combined September, 2012 and December, 2012 loss share certificates were submitted (net of the clawback amount) and payment was received in November, 2013.  The First Quarter 2013 loss share certificate, which totaled $33,618, was also submitted prior to December 31, 2013 and paid in March, 2014. Additionally, the Second Quarter 2013 loss share certificate, which totaled $11,608, was submitted in April 2014 and paid in May 2014. They payments would have reduced the value of the loss share receivable and indemnification asset to $47,434 at December 31, 2013 if these payments were received prior to that date.  The remaining 2013 loss share certificates are outstanding as of May 9, 2014.  However, the Bank is working closely with the FDIC to bring all outstanding loss share certificates current.

The FDIC also suggested in 2013 that additional reviews will be required on a limited number of assets.  The impact of corrective actions resulting from these reviews, if any, cannot be reasonably estimated.  The FDIC will be reviewing these assets at the next compliance visit, which is scheduled for May, 2014.  Should corrective actions be required resulting from these or any future reviews, it could have a material adverse impact on operations and stockholders’ equity.

The $5.274 million clawback paid to the FDIC was included in non-interest expense at December 31, 2013.

NOTE C - SECURITIES

The following table summarizes the amortized cost and fair value of securities available for sale at December 31, 2013 and 2012 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income and gross unrecognized gains and losses:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2013
US Treasuries	$151	15	$-	$166
US Agencies	73,174	96	(753)	72,517
Residential Mortgage-backed:
FNMA	133,783	1,157	(2,527)	132,413
FHLMC	51,532	970	(466)	52,036
GNMA	44,346	787	-	45,133
CRA Fund	20,001		(541)	19,460
Other	100	-	-	100

Total	$323,087	$3,025	$(4,287)	$321,825

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE C - SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2012
US Treasuries	$150	$23	$-	$173
Residential Mortgage-backed:
FNMA	35,757	1,568	-	37,325
FHLMC	46,717	1,339	-	48,056
GNMA	19,793	1,345	-	21,138
Municipals	507	6	-	513
CRA Fund	20,001	663	-	20,664
Other	100	-	-	100

Total	$123,025	$4,944	$-	$127,969

There were no securities classified as trading or held to maturity at December 31, 2013 and 2012.  There were no securities in an unrealized loss position greater than one year as of December 31, 2013 and 2012.  There was no other-than-temporary impairment recognized during 2013 or 2012.

The amortized cost and estimated fair value of securities available for sale at December 31, 2013, by expected maturity are shown below.  Expected maturities, particularly mortgage backed securities, may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Securities available for sale
Due in one year or less	$10,000	$9,998
Due after one year through five years	31,285	31,100
Due after five years through ten years	22,566	22,143
Due after ten years	9,474	9,442
Mortgage-backed Securities	229,661	229,582
CRA fund and other (no contractual maturity)	20,101	19,560

Total	$323,087	$321,825

For the years ended December 31, 2013 and 2012, there were no sales.

The fair value of total securities pledged was $136,216 and $66,855 at December 31, 2013 and December 31, 2012, respectively.  At December 31, 2013 and 2012, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS

The Bank extends commercial and consumer credit loans primarily to customers in geographic areas in the vicinity of the Bank’s branching facilities.  At December 31, 2013, the majority of the Bank’s loans were collateralized with real estate.  Other collateral includes inventory, account receivables, equipment, marketable securities, or other assets.

Although the Bank believes it has a diversified loan portfolio, its debtors’ ability to honor their contracts is substantially dependent upon the general economic conditions of the regions.

In connection with the acquisition described in Note B, the Bank acquired loans with a principal balance of $1,300,917.  The Bank, in connection with the purchase and assumption agreement entered into with the FDIC, will first attempt to collect loan payments from the acquired loan customers.  In the event that the Bank is unable to collect payments from those customers and to the extent the outstanding loan balance (“covered loan”) is indemnified by the SLAs and the Bank remains in compliance with the SLA, the Bank will be able to make a claim against the FDIC for reimbursement up to prescribed loss share limits.  As a result of the significance of these loan balances, covered loans have been segregated for reporting purposes.

Loans at year end were as follows:

	2013	2012
Non-covered loans:
Commercial non-owner occupied	$220,335	$304,944
Commercial owner occupied	186,722	305,979
Construction	1,544	21,478
Commercial and industrial	7,880	18,684
First lien mortgages	339	560
Junior lien mortgages	159	278
Other	685	1,017
Total non-covered loans	417,664	652,940

Deferred loan fees and origination costs, net	(1,560)	(2,877)
Allowance for loan losses on non-covered loans	(17,346)	(32,295)
Non-covered loans, net	398,758	617,768

Covered loans:
Commercial non-owner occupied	$56,755	$122,966
Commercial owner occupied	136,589	187,767
Construction	1,311	1,310
Commercial and industrial	4,949	6,342
First lien mortgages	15,789	26,513
Junior lien mortgages	9,011	10,254
Other	815	3,251
Total covered loans	225,219	358,403

Allowance for loan losses on covered loans	(47,751)	(45,825)

Covered loans, net	177,468	312,578

Loans, net	$576,226	$930,346

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

At December 31, 2013, the Company had  loans secured by or connected with the following commercial real estate concentrations (exclusive of construction):

		Percentage
	Carrying	of Bank
	Balance	Tier 1 Capital
Non-covered loans:
Hotel/motel	$135,503	101%
Gas station	128,382	96
Shopping center	40,590	30
Real estate - other	38,566	29
Office building	16,430	12
Restaurant	16,409	12
Raw land	13,872	10
Convenience store	10,295	8
Grocery store	7,010	5

Covered loans:
Hotel/motel	$59,669	44%
Gas station	33,714	25
Apartments	21,836	16
Raw land	19,540	15
Real estate - other	14,922	11
Retail	14,756	11
Service industry	11,882	9
RE Developer/Builder/Lessor	9,718	7
Restaurant	7,307	5

Any individual category with a percentage of less than 5% have been grouped in real estate - other.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2013 and 2012:

	Commercial	Commercial
	Non-owner	Owner		Commercial	First Lien	Junior Lien	Other and
December 31, 2013	Occupied	Occupied	Construction	and Industrial	Mortgages	Mortgages	Unallocated	Total

Beginning balance	$14,147	$42,520	$1,550	$4,685	$6,554	$8,212	$452	$78,120
Provision (credit) for loan losses	(10,714)	(4,033)	(590)	3,078	5,745	328	6,614	428
Loans charged-off	(5,942)	(8,978)	-	(3,535)	(7,001)	(89)	(32)	(25,577)
Recoveries	7,986	2,569	7	1,028	470	56	10	12,126

Ending balance	$5,477	$32,078	$967	$5,256	$5,768	$8,507	$7,044	$65,097

	Commercial	Commercial
	Non-owner	Owner		Commercial	First Lien	Junior Lien
December 31, 2012	Occupied	Occupied	Construction	and industrial	Mortgages	Mortgages	Other	Total

Beginning balance	$34,019	$52,044	$7,526	$7,461	$167	$141	$71	$101,429
Provision (credit) for loan losses	(5,772)	(2,878)	(5,821)	(1,083)	6,693	7,947	405	(509)
Loans charged-off	(16,604)	(9,068)	(218)	(2,144)	(365)	(257)	(28)	(28,684)
Recoveries	2,504	2,422	63	451	59	381	4	5,884

Ending balance	$14,147	$42,520	$1,550	$4,685	$6,554	$8,212	$452	$78,120

The provision associated with covered loans during 2013 and 2012 was $32 and $10,332, respectively.  To the extent not already recorded the indemnification asset is increased by the loss share threshold for each credit loss.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013 and 2012:

	Commercial	Commercial
	Non-owner	Owner		Commercial	First Lien	Junior Lien	Other and
December 31, 2013	Occupied	Occupied	Construction	and Industrial	Mortgages	Mortgages	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$387	$1,161	$242	$509	-	$-	$-	$2,299
Collectively evaluated for impairment	3,873	4,389	39	552	-	-	6,194	15,047
Acquired with deteriorated credit quality	1,217	26,528	686	4,195	5,768	8,507	850	47,751

Total ending allowance balance	$5,477	$32,078	$967	$5,256	$5,768	$8,507	$7,044	$65,097

Loans:
Individually evaluated for impairment	$75,150	$37,486	$1,277	$517	$155	$-	$-	$114,585
Collectively evaluated for impairment	145,185	149,236	267	7,363	184	159	685	303,079
Acquired with deteriorated credit quality	56,755	136,589	1,311	4,949	15,789	9,011	815	225,219

Total ending loan balance	$277,090	$323,311	$2,855	$12,829	$16,128	$9,170	$1,150	$642,883

	Commercial	Commercial
	Non-owner	Owner		Commercial	First Lien	Junior Lien
December 31, 2012	Occupied	Occupied	Construction	and Industrial	Mortgages	Mortgages	Other	Total
Allowance for loan losses:
Individually evaluated for impairment	$9,559	$5,304	$-	$1,109	$-	$-	$-	$15,972
Collectively evaluated for impairment	6,882	7,986	793	402	224	-	36	16,323
Acquired with deteriorated credit quality	(2,294)	29,230	757	3,174	6,330	8,212	416	45,825

Total ending allowance balance	$14,147	$42,520	$1,550	$4,685	$6,554	$8,212	$452	$78,120

Loans:
Individually evaluated for impairment	$170,621	$75,631	$5,914	$2,198	$-	$-	$-	$254,364
Collectively evaluated for impairment	134,323	230,348	15,564	16,486	560	278	1,017	398,576
Acquired with deteriorated credit quality	122,966	187,767	1,310	6,342	26,513	10,254	3,251	358,403

Total ending loan balance	$427,910	$493,746	$22,788	$25,026	$27,073	$10,531	$4,268	$1,011,343

Certain pooled loans have negative carrying values due to payments on loans in excess of previous carrying values and are offset by negative allowances.  Amounts exclude deferred loan fees and origination costs of $ (1,560) and $ (2,877) at December 31, 2013 and December 31, 2012, respectively.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The recorded investment in loans excludes accrued interest receivable and net loan origination fees due to immateriality. Interest income recognized on non-covered loans was substantially recognized on a cash basis during impairment.

The following table presents information related to impaired loans by class of loans as of and for the years ended December 31, 2013 and 2012:

Non-Covered Loans:

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
December 31, 2013	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Commercial non-owner occupied	$109,642	$71,853	$-	$117,530	$3,683
Commercial owner occupied	54,906	31,381	-	53,930	2,575
Construction	-	-	-	-	-
Commercial and industrial	219	-	-	391	21
First lien mortgages	158	155	-	186	13
Junior lien mortgages	-	-	-	-	-
Other	-	-	-	-	-

With an allowance recorded:
Commercial non-owner occupied	6,471	3,297	387	10,286	551
Commercial owner occupied	12,485	6,105	1,161	11,360	484
Construction	1,277	1,277	242	1,296	92
Commercial and industrial	1,881	517	509	2,027	119
First lien mortgages	-	-	-	-	-
Junior lien mortgages	-	-	-	-	-
Other	-	-	-	-	-

Total	$187,039	$114,585	$2,299	$197,006	$7,538

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
December 31, 2012	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Commercial non-owner occupied	$159,305	$130,698	$-	$174,649	$8,831
Commercial owner occupied	63,576	54,268	-	67,352	2,834
Construction	5,914	5,914	-	5,682	404
Commercial and industrial	615	530	-	705	37
First lien mortgages	-	-	-	-	-
Junior lien mortgages	-	-	-	-	-
Other	-	-	-	-	-

With an allowance recorded:
Commercial non-owner occupied	40,321	39,923	9,559	47,306	2,253
Commercial owner occupied	22,167	21,363	5,304	25,390	1,253
Construction	-	-	-	-	-
Commercial and industrial	1,719	1,668	1,109	2,465	163
First lien mortgages	-	-	-	-	-
Junior lien mortgages	-	-	-	-	-
Other	-	-	-	-	-

Total	$293,617	$254,364	$15,972	$323,549	$15,775

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The following is a summary of impaired acquired loans by class of loans as of and for the year ended December 31, 2013 and 2012:

Covered Loans:

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
December 31, 2013	Balance	Investment	Allocated	Investment	Recognized
With an allowance recorded:
Commercial non-owner occupied	$72,018	$61,652	$1,217	$73,977	$5,728
Commercial owner occupied	46,771	63,816	26,528	74,099	5,278
Construction	679	1,311	687	1,304	44
Commercial and Industrial	191	4,650	4,196	5,185	62
First lien mortgages	12,188	15,851	5,768	17,042	1,673
Junior lien mortgages	530	9,011	8,507	9,570	140
Other	220	923	848	2,900	736

Total	$132,597	$157,214	$47,751	$184,077	$13,661

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
December 31, 2012	Balance	Investment	Allocated	Investment	Recognized
With an allowance recorded:
Commercial owner occupied	$343,435	$170,716	$29,230	$214,409	$21,243
Construction	2,720	1,320	757	1,325	47
Commercial and Industrial	28,116	5,543	3,174	5,310	872
First lien mortgages	54,529	26,083	6,330	29,782	2,555
Junior lien mortgages	21,583	10,264	8,212	10,753	662
Other	12,594	3,164	416	2,799	765

Total	$462,977	$217,090	$48,119	$264,378	$26,144

For covered loans, there were no impaired loans without an allowance for loan losses allocated at December 31, 2013 and 2012.  Included in the covered impaired totals are both loans evaluated individually and loans evaluated on the pool basis.  To the extent the Company can reasonably estimate the timing and amount of future cash flows, the Company continues to accrue interest on acquired loans.

Interest income is accrued using a market participant interest rate determined at acquisition and periodically adjusted thereafter based on changes in timing or amount of estimated cash flows.

Covered loans are still accruing income based on discounted future expected cash flows. Therefore, they are still considered to be accruing interest.

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2013 and 2012:

	Non Covered Loans		Covered Loans
		Loans Past		Loans Past
		Due Over		Due Over
		89 Days		89 Days
	Nonaccrual	Still Accruing	Nonaccrual	Still Accruing
December 31, 2013
Commercial non-owner occupied	$66,258	$-	$-	$51,079
Commercial owner occupied	41,831	-	-	91,107
Construction	-	-	-	631
Commercial and industrial	482	-	-	4,949
First lien mortgages	155	-	-	13,461
Junior lien mortgages	-	-	-	8,421
Other	37	-	-	815

Total	$108,763	$-	$-	$170,463

	Non Covered Loans		Covered Loans
		Loans Past		Loans Past
		Due Over		Due Over
		89 Days		89 Days
	Nonaccrual	Still Accruing	Nonaccrual	Still Accruing
December 31, 2012
Commercial non-owner occupied	$106,912	$-	$-	$106,662
Commercial owner occupied	58,128	-	-	122,703
Construction	-	-	-	640
Commercial and industrial	3,946	-	-	6,342
First lien mortgages	160	-	-	15,050
Junior lien mortgages	77	-	-	2,817
Other	53	-	-	3,154

Total	$169,276	$-	$-	$257,368

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 and 2012 by class of loans:

	30 - 59	60 - 89	Greater than
	Days	Days	89 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
December 31, 2013
Non-covered loans:
Commercial non-owner
occupied	$2,470	$3,424	$66,258	$72,152	$148,183	$220,335
Commercial owner
occupied	4,120	5,147	41,831	51,098	135,624	186,722
Construction	268	-	-	268	1,276	1,544
Commercial and industrial	140	50	482	672	7,208	7,880
First lien mortgages	-	-	155	155	184	339
Junior lien mortgages	-	-	-	-	159	159
Other	-	-	37	37	648	685

Total non-covered loans	6,998	8,621	108,763	124,382	293,282	417,664

December 31, 2013
Covered loans:
Commercial non-owner
occupied	-	74	51,079	51,153	5,602	56,755
Commercial owner
occupied	-	2,438	91,107	93,545	43,044	136,589
Construction	-	-	631	631	680	1,311
Commercial and industrial	-	-	4,949	4,949	-	4,949
First lien mortgages	-	-	13,461	13,461	2,328	15,789
Junior lien mortgages	-	-	8,421	8,421	590	9,011
Other	-	-	815	815	-	815

Total covered loans	-	2,512	170,463	172,975	52,244	225,219

Total	$6,998	$11,133	$279,226	$297,357	$345,526	$642,883

December 31, 2012
Non-covered loans:
Commercial non-owner
occupied	$9,382	$4,212	$49,348	$62,942	$242,002	$304,944
Commercial owner
occupied	11,148	4,470	43,256	58,874	247,105	305,979
Construction	2,117	-	-	2,117	19,361	21,478
Commercial and industrial	951	501	2,526	3,978	14,706	18,684
First lien mortgages	-	-	160	160	400	560
Junior lien mortgages	-	-	77	77	201	278
Other	12	23	-	35	982	1,017

Total non-covered loans	23,610	9,206	95,367	128,183	524,757	652,940

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

	30 - 59	60 - 89	Greater than
	Days	Days	89 Days	Total	Loans Not
December 31, 2012	Past Due	Past Due	Past Due	Past Due	Past Due	Total
Covered loans:
Commercial non-owner
occupied	-	80	106,662	106,742	16,224	122,966
Commercial owner
occupied	20,210	426	122,703	143,339	44,428	187,767
Construction	-	-	640	640	670	1,310
Commercial and industrial	-	-	6,342	6,342	-	6,342
First lien mortgages	-	567	15,050	15,617	10,896	26,513
Junior lien mortgages	-	-	2,817	2,817	7,437	10,254
Other	-	-	3,154	3,154	97	3,251

Total covered loans	20,210	1,073	257,368	278,651	79,752	358,403

Total	$43,820	$10,279	$352,735	$406,834	$604,509	$1,011,343

Troubled Debt Restructurings:  During the year ending December 31, 2013 and 2012, the terms of certain loans were modified as troubled debt restructurings.  The modification of the terms of such loans included a reduction of the stated interest rate of the loan and/or extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from 1 month to 5 years.  Modifications involving an extension of the maturity date were for periods ranging from 1 month to 6 years.

The following table presents loans by class modified as troubled debt restructurings that occurred during the years ending December 31, 2013 and 2012:

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
		Recorded	Recorded
	Number of Loans	Investment	Investment
December 31, 2013
Commercial non-owner occupied	2	$11,857	$11,857
Commercial owner occupied	1	1,275	1,275
Other	2	933	933

Total	5	$14,065	$14,065

December 31, 2012
Commercial non-owner occupied	8	$23,292	$23,292
Commercial owner occupied	8	21,027	21,027
Commercial and industrial	4	376	376
First lien mortgages	1	8,183	8,183

Total	21	$52,878	$52,878

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The Company has allocated $440 and $3,109 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013 and 2012.  The Company has committed to lend additional amounts totaling up to $0 and $14 as of December 31, 2013 and 2012 to customers with outstanding loans that are classified as troubled debt restructurings.

The troubled debt restructurings described above increased the allowance for loan losses by $0 and $0 and loans included above had charge offs of $0 and $3,596 as of December 31, 2013 and 2012, respectively.

The amount of TDRs included in impaired loans was $60,604 and $109,595 at December 31, 2013 and 2012.  The amount of TDRs on non-accrual amounted to $20,530 and $61,396 at December 31, 2013 and 2012.  The following table presents TDRs by accrual and non-accrual status as of December 31, 2013 and 2012.

	2013	2012
Accruing TDRs
Commercial non-owner occupied	$29,027	$15,615
Commercial owner occupied	10,106	24,363
Commercial and industrial	8	76
First lien mortgages	-	8,145
Other	933	-
	40,074	48,199
Nonaccrual TDRs:
Commercial non-owner occupied	15,298	44,329
Commercial owner occupied	4,986	16,379
Commercial and industrial	246	688
	20,530	61,396

Total	$60,604	$109,595

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2013 and 2012:

December 31, 2013
Subsequently Defaulted:	Number	Recorded
	of Loans	Investment

Commercial non-owner occupied	1	$4,206
Commercial owner occupied	1	1,275
Other	1	912

Total	3	$6,393

December 31, 2012
Subsequently Defaulted:	Number	Recorded
	of Loans	Investment

Commercial non-owner occupied	2	$3,981
Commercial and industrial	1	198

Total	3	$4,179

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $550 and resulted in charge offs of $550 during the year ending December 31, 2013.  During the year ending December 31, 2012, the troubled debt restructurings that subsequently defaulted increased the allowance for loan losses by $1,836 and resulted in charge offs of $1,836.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification.  This evaluation is performed under the company’s internal underwriting policy.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes all the loans individually, regardless of loan balance, by classifying the loans as to credit risk on a monthly basis.  The Company uses the following definitions for risk ratings:

Watch/Special Mention.  These loans have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  All loans are risk rated at the time of underwriting and periodically thereafter.

The risk category of loans by class of loans at December 31, 2013 and 2012 was as follows:

Non-Covered:

		Watch/Special
	Pass	Mention	Substandard	Doubtful	Total
December 31, 2013
Commercial non-owner occupied	$40,046	$60,285	$120,004	$-	$220,335
Commercial owner occupied	73,307	50,826	61,434	1,155	186,722
Construction	-	268	1,276	-	1,544
Commercial and industrial	5,804	889	1,187	-	7,880
First lien mortgages	134	-	205	-	339
Junior lien mortgages	105	54	-	-	159
Other	627	-	21	37	685

Total non-covered	$120,023	$112,322	$184,127	$1,192	$417,664

		Watch/Special
	Pass	Mention	Substandard	Doubtful	Total
December 31, 2012
Commercial non-owner occupied	$89,378	$43,526	$172,040	$-	$304,944
Commercial owner occupied	149,983	71,643	82,178	2,175	305,979
Construction	9,093	6,040	6,345	-	21,478
Commercial and industrial	11,671	1,817	3,809	1,387	18,684
First lien mortgages	342	-	218	-	560
Junior lien mortgages	133	68	77	-	278
Other	957	-	18	42	1,017

Total non-covered	$261,557	$123,094	$264,685	$3,604	$652,940

Covered loans are evaluated on an individual and pooled loan basis using a future cash flow analysis.  Loan grading is not considered relevant in this analysis.  Future cash flow analysis considers historical and future default rates, loss rates, and prepayment assumptions.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

Covered Loans:

The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.  The carrying amount of those loans is as follows:

	2013	2012

Commercial real estate	$194,547	$312,043
Commercial and industrial	4,949	6,342
Residential real estate	24,800	36,767
Other	923	3,251
Total covered loans	225,219	358,403
Allowance for loan losses	(47,751)	(45,825)

Net carrying value	$177,468	$312,578

The following provides a reconciliation between the contractual principal and net carrying value of covered loans at December 31:

	2013	2012

Contractual principal	$602,857	$784,862
Accretable balance	(70,188)	(111,323)
Non-accretable balance	(307,450)	(315,136)
Allowance for loan losses	(47,751)	(45,825)

Net carrying value	$177,468	$312,578

The following is a summary of the changes in the accretable yield during 2013 and 2012:

	2013	2012

Beginning balance, January 1	$111,323	$135,420
Accretion of income	(30,417)	(45,833)
Reclassification from non-accretable to accretable yield	7,116	44,139
Removals/disposals	(17,834)	(22,403)

Ending balance, December 31	$70,188	$111,323

Increases in the accretable yield are attributable to improved timing and/or amount of expected future cash flows.  Increases in the provision for loan losses are attributable to deteriorating timing and/or amount of expected future cash flows.  While the accretable yield and allowance consider timing and amount of future cash flows, the indemnification asset considers only the changes in expected future cash flows from the FDIC as a result of the timing of future expected reimbursable credit losses.

Realization of the indemnification asset is likely to occur after the expiration of the SLA coverage period in some cases.   If it can be demonstrated that the loss event occurred prior to expiration, then Management understands it is still covered by the SLA, even though the claim cannot be made until after its expiration.   If loans carried at a discount to unpaid principal balance ultimately perform in accordance with their original terms, the related indemnification asset will not be realized.   In such case, the discount collected will exceed the amount of the indemnification asset recorded, which normally would be a net positive economic impact to the Company.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE D - LOANS (Continued)

SBA Receivable:

From time-to-time, the Company has originated loans under programs administered by the U.S. Small Business Administration (“SBA”).  To the extent the Company adheres to the underwriting and management policies and procedures as determined by the SBA, such loans are guaranteed by the SBA. Guarantees typically range from 75% to 90%.  The Company is considered a SBA Preferred Lender.  The Preferred Lenders Program (PLP) is part of SBA's effort to streamline the procedures necessary to provide financial assistance to the small business community.  Under this program, SBA delegates the final credit decision and most servicing and liquidation authority and responsibility to PLP lenders.  Lenders are considered for PLP status based on their record with SBA.  In the event of payment default by the borrower and the need for enforced collections, the PLP lender agrees to liquidate all business assets before asking SBA to honor its guaranty.  As part of the PLP, the Company receives an annual examination from the SBA.  PLP status does not provide guarantees that claims will be honored by the SBA rather it expedites the underwriting process.  When a claim is submitted, the SBA will review the original underwriting and servicing of the loan to determine if the claim will be honored.  Typically the repayment process with the SBA takes 45 to 180 days from original claim submission date.  The following table summarizes the outstanding receivable as of December 31, 2013 and 2012.  A valuation allowance is recorded by the Company when the Company believes, through either internal review procedures or communication with the SBA, that doubt exists as to recoverability of such claim.  At December 31, 2012 and 2013, the Company believes that its valuation allowance reflects all non-recoverable claims at such date.

	2013	2012

Submitted claims (outstanding less than 90 days)	$1,810	$944
Submitted claims (outstanding more than 90 days)	2,981	4,168
Losses incurred but not yet submitted for claims	9,468	14,568
Gross submitted and not yet submitted claims	14,259	19,680
Valuation allowance	(1,570)	(2,731)

Carrying balance, net	$12,689	$16,949

Changes in other real estate owned during 2013 and 2012 consisted of the following:

			Total Other
	Covered	Non-Covered	Real Estate
	Assets	Assets	Owned

January 1, 2012	$38,140	25,446	63,586
Additions	33,500	17,877	51,377
Valuation Allowances, net	(7,538)	(11,352)	(18,890)
Property disposals, losses on sales
and reclassifications to SBA receivable	(16,054)	(12,512)	(28,566)

December 31, 2012	$48,048	$19,459	$67,507
Additions	13,099	8,430	21,529
Valuation Allowances, net	(490)	(1,514)	(2,004)
Property disposals, losses on sales
and reclassifications to SBA receivable	(36,296)	(16,387)	(52,683)
December 31, 2013	$24,361	$9,988	$34,349

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE F - PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2013 and 2012 consisted of the following:

	2013	2012

Land	$5,328	$5,328
Buildings and improvements	22,350	23,110
Construction in progress	-	195
Furniture, fixtures and equipment	8,841	8,840
Automobiles	24	24
Subtotal	36,543	37,497
Accumulated depreciation	(13,155)	(11,714)

Total	$23,388	$25,783

Depreciation expense was $1,663 and $1,904 for the years ended December 31, 2013 and 2012, respectively.

The Company leases real property and certain equipment operating leases.  Rent and lease expense totaled approximately $1,953 and $2,885 in 2013 and 2012, respectively.  Certain of the leases contain escalating rent clauses for which the Company recognizes rent expense on a straight-line basis.

The minimum future rental payments of real property under non-cancelable operating leases as of December 31, 2013:

	Amount
	Due	Amount
	Related	Due	Total
Year	Parties	Others	Amount

2014	$225	$912	$1,137
2015	225	886	1,111
2016	225	780	1,005
2017	225	438	663
Thereafter	225	1,362	1,587

Total	$1,125	$4,378	$5,503

During 2013 and 2012 the lease payments to former directors were approximately $225 per year.

In December, 2013, the Jimmy Carter branch located in Georgia closed. The branch was under a lease agreement; however, there was a buyout clause so there is no additional rent due.  Furniture, fixtures & equipment were sold for $10, and the remaining book value of those assets and leasehold improvements were written off, which resulted in a loss on disposal of fixed assets of $650.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE G - CORE DEPOSIT INTANGIBLE

At December 31, 2013 and 2012, the Company had a core deposit intangible of $1,255 and $1,741, respectively.  The core deposit intangible was recognized as part of the acquisition of Mutual Bank during 2009.  During 2013 and 2012, amortization of the core deposit intangible was $486 and $565, respectively.  At December 31, 2013, future amortization of the core deposit intangible is as follows:

Year	Amount

2014	$407
2015	327
2016	248
2017	169
2018	89
Thereafter	15

$1,255

NOTE H - DEPOSITS

The unlimited insurance coverage for noninterest-bearing transaction accounts provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act expired on December 31, 2012.  Deposits held in noninterest-bearing transaction account are now aggregated with any interest-bearing deposits the owner may hold in the same ownership category, and the combined total insured up to at least $250,000.  Deposits at December 31, 2013 and 2012 are summarized as follows:

	2013		2012
	Amount	Percentage	Amount	Percentage

Noninterest bearing demand accounts	$135,848	10.9%	$140,776	8.6%
Interest bearing demand accounts	32,040	2.6	29,252	1.8
Savings accounts	17,763	1.4	18,361	1.1
Limited access money market accounts	313,611	25.1	433,381	26.5
Certificates of deposit, less than $100,000	344,978	27.6	441,735	27.1
Certificates of deposit, $100,000 and greater	406,866	32.5	569,031	34.9

	$1,251,106		$1,632,536

At year-end 2013, the scheduled maturities of certificates of deposit were as follows:

Year	Total

2014	$216,868
2015	184,387
2016	251,037
2017	44,832
2018	54,720

Total	$751,844

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE I - FHLB ADVANCES

The Bank had an outstanding principal balance of $10,000 and $35,000 in Federal Home Loan Bank (“FHLB”) advances at December 31, 2013 and 2012 respectively.  As of December 31, 2013 and 2012, scheduled maturities of FHLB borrowings are as follows:

	December 31, 2013		December 31, 2012
		Weighted		Weighted
Maturity	Amount	Average Rate	Balance	Average Rate

2013	$-	-	$25,000	1.565% fixed
2014	10,000	0.953% fixed	10,000	0.953% fixed

	$10,000		$35,000

At December 31, 2013, pursuant to lending agreements with the FHLB, the FHLB held the following collateral on outstanding advances: FHLB stock with recorded value of approximately $1,189, deposits of approximately $524, and securities with a carrying value of $51,636.

NOTE J - SUBORDINATED DEBENTURES

In December 2005, the Company formed Central Bancorp, Statutory Trust I, a trust formed under the laws of the State of Connecticut (the “Trust”).  The Trust issued $26,000 at 6.255% fixed rate for the first five years and a variable rate at the 3 month LIBOR plus 140 basis points thereafter Trust Preferred securities and invested the proceeds thereof in Junior Subordinated deferrable Interest Debentures (“Subordinated Debentures”).  At December 31, 2013 and 2012, the rate on the Subordinated Debentures was 1.643% and 1.708%, respectively.  The Subordinated Debentures will mature on December 31, 2035, which date may be shortened to, at the Company’s option, if certain conditions are met (including the Company having received prior approval of the Federal Reserve and any other required approvals).  The Trust Preferred securities will be subject to mandatory redemption if the Subordinated Debentures are repaid by the Company.  Interest on securities is payable quarterly.  The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

At the direction of the Federal Reserve Bank (“FRB”) during 2011 the Company began deferring interest payments on the Subordinated Debentures.  Deferred interest compounds and accrued interest payable is approximately $1,246 at year-end 2013.

NOTE K - EMPLOYEE BENEFIT PLANS

Deferred Compensation Plan:  The Company sponsors an unfunded, non-qualified defined contribution plan for the benefit of certain key officers.  The Deferred Compensation Plan allows for certain officers to defer the payment of a portion of current salary and bonuses into the plan.  The fund’s investment returns are based on the officers’ hypothetical investment options, which include various hypothetical marketable investment funds and Central Bancorp, Inc. stock.  The plan provides that employer contributions are paid at the discretion of the Board of Directors.  No employer contributions were made to the plan in 2013 or 2012.  All employee participants are fully vested and the plan is closed to new participants.  The liability related to the plan was $380 and $1,010 at December 31, 2013 and 2012, respectively.  The Company has historically valued the stock based on book value of the Company’s stock.  The value of Central

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE K - EMPLOYEE BENEFIT PLANS (Continued)

Bancorp, Inc. stock is valued as of the close of business on the December 31 immediately preceding the beginning of such plan year (except that the Administrator shall have the discretion to make reasonable and appropriate adjustments to the stock value used for interim year contributions based on events that may significantly influence the stock value between the date of contribution and the prior December 31st valuation date).  The fair value of the Company’s common stock may be different than the book value used by the Company.

The liability related to the plan decreased by $630 and $1,570 in 2013 and 2012, respectively, primarily due to distributions taken by former executive officers.  During 2013 and 2012, deferred compensation expense (income) was $1 and $(29), respectively.

Supplemental Executive Retirement Plan:  In addition to the key officers deferred compensation plan, the Company also sponsors a Supplemental Executive Retirement Plan (“SERP”).  The SERP is a non-qualified financial security plan, and is not funded.  The SERP provides for annual retirement benefits equal to an employee’s compensation, as defined by the plan, multiplied by an escalating percentage, up to forty-five percent, which is reviewed and disclosed annually.  Such percentage was 4.0% for 2013 and for 2012.  The SERP assumes each participant will retire at age 65, and the discount rate utilized for net present value calculation is reviewed, updated and disclosed annually.  The discount rate utilized for 2013 and 2012 was 4.35% and 3.32%, respectively.  An inflation rate of 4.0% was used for compensation increase projections.

The benefit is payable over fifteen years commencing with the employee’s retirement date, and is paid for a total of fifteen years, either to the employee, or the beneficiary upon the death of the employee.  In the event of a change in control, the Company computes all benefits payable under the terms and conditions of the SERP to the present value of those benefits and pays the amount so computed in a lump sum.

Expected payments for the next ten years are as follows:

Year	Amount

2014	$232
2015	232
2016	232
2017	232
2018	232
2019 - 2023	1,613

The plan benefits vest, based on age, over a period of time ranging from one to thirty years.  The Company recognizes a liability for the underfunded status of its defined benefit pension plan and adjusts ending accumulated other comprehensive income, net of tax, for the transition obligation, prior service cost, and net gain (loss) that have been recognized as a component of net periodic cost.

The liability related to the plan was $3,784 and $4,247, at December 31, 2013 and 2012, respectively.  The amount of this liability included in accumulated other comprehensive income, net of tax, for the SERP was $0 and ($777) at December 31, 2013 and 2012, respectively.  Expense related to the plan was $546 and $525 in 2013 and 2012, respectively.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE K - EMPLOYEE BENEFIT PLANS (Continued)

The components of net periodic cost of the SERP included the following:

	2013	2012

Service cost	$36	$48
Interest cost	330	146
Prior service cost	164	284
Net loss (gain)	16	47

	$546	$525

Deferred Compensation 401(k) Plan:  The Company has a 401(k) profit sharing plan covering its eligible employees.  Employees under 50 years of age can contribute a total of $17 annually.  For employees 50 or over, they can contribute $17 plus they can make a catch up contribution of $6, for a total annual contribution of $23.  Under the Plan, the Company may, at its discretion, make matching contributions equal to a percentage of the participant’s contribution.  Additional employer non-matching contributions may be made at the discretion of the Board of Directors and are allocated based on compensation.  Employee 401(k) contributions are vested at all times.  Employer matching and non-matching contributions are fully vested after six years of service.  The expense related to employer matching and non-matching contributions was $232 and $214 in 2013 and 2012, respectively.

Bank Owned Life Insurance:  The Company has purchased Bank Owned Life Insurance (“BOLI”) on certain key employees.  Income from these policies and changes in the net cash surrender value are recorded in non-interest income.  As of December 31, 2013 and 2012, the Company’s BOLI carrying value was $18,254 and $18,013, respectively.  There are no contractual restrictions on the Company’s ability to surrender a life insurance policy

NOTE L - INCOME TAXES

Income tax expense (benefit) was as follows:

	2013	2012
Current expense
Federal	$(13,142)	$(2,620)
State	4,189	1,702
Deferred expense
Federal	8,347	(6,606)
State	(2,016)	(1,761)
Valuation allowance	2,016	3,265

Total	$(606)	$(6,020)

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE L - INCOME TAXES (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2013 and 2012 are approximately as follows:

	2013	2012
Deferred tax assets
Allowance for loan losses	$25,391	$31,068
Deferred compensation and SERP	1,803	2,023
Other	6,843	15,808
Net unrealized loss on available for sale securities	442	-
Bank premises and equipment	182	-
State net operating losses	5,655	2,389

Total deferred tax assets	40,316	51,288

Deferred tax liabilities

Deferred gain on acquisition (Section 597)	(14,503)	(29,575)
Indemnified assets (Section 597)	(20,361)	(9,598)
Net unrealized gain on available for sale securities	-	(1,730)
Bank premises and equipment	-	(798)
Other	(351)	(360)

Total deferred tax liabilities	(35,215)	(42,061)

Valuation allowance	(5,281)	(3,265)

Net deferred tax asset	$(180)	$5,962

Internal Revenue Code Section 579 governs the tax treatment of FDIC assisted transactions. For tax purposes, the basis of indemnified assets is the greater of the asset’s fair value or the indemnified amounts. The tax gain on acquisitions is recognized over six years.

In assessing the realization of deferred tax assets management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2013, management has determined that a valuation allowance is necessary against its state deferred tax assets primarily due to uncertainty in generating sufficient state taxable income in future years to allow for the reversal of those temporary differences. Generally, state tax net operating losses can be carried forward 20 years and will begin to expire in 2030 if not utilized before then.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE L - INCOME TAXES (Continued)

The following table sets forth a reconciliation of taxes computed at the statutory federal income tax rate to income tax expense (benefit):

	2013	2012

Tax at statutory effective tax rate	$(3,061)	$(8,318)
State and local taxes, net of federal income tax benefit	2,723	(1,181)
Bank owned life insurance	(84)	(121)
Non-deductible meals and entertainment	6	6
Non-deductible transaction costs	391	-
Other	(2,597)	329
Valuation Allowance	2,016	3,265

	$(606)	$(6,020)

The Company had no unrecognized tax benefits as of December 31, 2013 or 2012. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of various state(s). The Company is no longer subject to examination by taxing authorities for years before 2009.

IRS Examination and income taxes receivable: The IRS recently completed an examination of the Company’s 2009, 2010, 2011 and 2012 federal income tax returns. However, the results of that examination will be subject to review and approval by the “The Joint Committee on Taxation – US Congress”, since the Company is due a refund of $34,664 at December 31, 2013. Should the examination results ultimately be changed, it could have a material adverse effect on the statement of operations and stockholders’ equity.

NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.

These financial instruments included commitments to extend credit, standby letters of credit and financial guarantees.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letter of credit, and financial guarantees written is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations for on-balance sheet instruments:

	2013	2012

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$4,665	$6,241
Standby and commercial letters of credit	2,651	3,190

	$7,316	$9,431

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon; the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.  Collateral varies but may include accounts receivable, inventory, property, plant and equipment, income producing commercial properties, and certificates of deposit.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Company holds various collateral supporting those commitments when deemed necessary to support credit risk.

As of December 31, 2013, management anticipates no material losses as a result of its commitments, letters of credit and related financial instruments.  Reserves have been established for off-balance sheet commitments and uncollected funds of approximately $118 and $327 at December 31, 2013 and 2012, respectively.

NOTE N - STOCKHOLDERS’ EQUITY

Preferred Stock:  The Company has 1,000,000 shares of preferred stock authorized.  As described below, 23,625 shares have been issued.  On February 27, 2009, an issuance of 22,500 shares of Series A perpetual preferred stock (“Series A”), Series B perpetual preferred stock (“Series B”) and related warrants under the U.S. Department of Treasury’s voluntary Capital Purchase Program was completed. The warrants represented the right to purchase 1,126 shares of Series B at an exercise price of $1 per share at any time at the option of the holder and were executed at the date of issuance in a cashless exercise in exchange for a warrant for 1 share, resulting in a net issuance of 1,125 shares of Series B.
The Series A and Series B are classified as Tier 1 Capital.

Series A has a cumulative dividend of 5% per annum for 5 years and unless redeemed, 9% beginning in February, 2014 and thereafter.  Series B has a cumulative dividend of 9%.

The liquidation amount for the Series A and Series B is $1,000 per share.  In the event of a liquidation of the Company, the holders of the preferred shares are entitled to payment in full of the liquidation amount plus accrued and unpaid dividends through the date of payment prior to the holders of common stock or any other stock of junior ranking receiving any distributions.  The Company can redeem the preferred stock subject to regulatory approval.

The proceeds from the issuance were recorded in equity based on the relative fair value of the preferred stocks and the related warrants, which were approximately $21.2 million for the Series A and $1.3 million for the Series B.  The resulting discount from the liquidation (par) amounts of the Series A will be accreted over five years through February 2014 using a constant effective yield.  The premium on the Series B will be amortized over five years on a straight line basis, which approximates a constant effective yield.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE N - STOCKHOLDERS’ EQUITY (Continued)

Preferred stock dividends, including the accretion of the discount and amortization of the premium for the year ended December 31, 2013 and 2012 were $1,614 and $1,484, respectively.  Pursuant to the terms of the preferred stock, the ability of the Company to declare or pay common stock dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock will be subject to restrictions.

During 2011, the Company began deferring dividend payments on its preferred stock at the direction of the Federal Reserve Bank.  As of December 31, 2013, $3,788 has been accrued for cumulative unpaid dividends on the Series A and Series B preferred stock.  Under the rules of the Troubled Asset Relief Program, six missed dividend payments provide the Treasury Department the right to name two directors to the board of directors.  Two directors were appointed to the board effective February 28, 2014.  The Company accrues the cumulative unpaid dividends at the compounded dividend rate.  Dividends to the common stockholders are restricted until all dividends due to the Preferred Stock holders have been paid.

Common Stock:  At December 31, 2013, the Company has authorized 3,000,000 shares of $1.00 par value common stock with 2,843,065 shares issued at December 31, 2011.  At December 31, 2013, the Company held 8,983 shares of common stock in treasury.

At the annual stockholders’ meeting on March 22, 2007, the stockholders’ of the Company approved an increase of authorized shares from 3,000,000 shares to 20,000,000.  In December 2011, the Company determined that the appropriate corporate formalities were not completed, including the submission of required filings with the Texas Secretary of State; therefore, any shares issued in excess of the 3,000,000 shares recorded with the Secretary of State may be void or voidable (“unauthorized shares”).  In such consequence, all share transactions in 2010 and 2009, except for the 258,470 shares issued as part of the 2009 10% stock dividend are included in the rescinded stock obligation discussed below.

A rescinded stock obligation liability has been recorded in the amount of $19,963 and $18,882, at December 31, 2013 and 2012, which includes $4,250 and $3,169 of accrued interest at December 31, 2013 and 2012, respectively.  These amounts represent the obligation to those individuals who purchased such unauthorized shares.

Included in the rescinded stock obligation is a liability attributable to third party transactions.  This obligation represents the estimated proceeds for shares sold between third parties from 2009 through 2011 and for which the Company has the obligation to pay.  Interest has been accrued on these amounts with interest rates varying state to state.  Interest expense of $1,076 and $1,069 was recorded during 2013 and 2012, which reflected a weighted average rate of 6.89% and 6.83% for the years ending December 31, 2013 and 2012, respectively.

On April 26, 2012, the Company held a stockholder meeting in which the stockholders voted to increase authorized shares from 3,000,000 to 25,000,000 shares. No shares were issued or repurchased during 2012 or 2013.

Going Concern and Management’s Plans:  The Company does not expect to be in a position to pay the aforementioned obligations without raising additional capital as the Bank is currently restricted from paying dividends to the Company.  Furthermore, the Company has had recurring losses from operation in each of the last four years and problem assets are at high levels.   As discussed later, the Company has entered into an agreement to be acquired by Hanmi Financial Corporation.   That is managements’ preferred plan to address these issues.  However, as a backup plan, Management is evaluating strategic options in order to deal with its obligations. Strategic options may include individually or a combination of the following: (1) capital raise, (2) sale of the Company or Bank to another party, and/or (3) bankruptcy

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE N - STOCKHOLDERS’ EQUITY (Continued)

filing. The uncertainties regarding the ability to meet these obligations raise substantial doubt about the Company’s ability to continue as a going concern.  There are no assurances that the aforementioned plans will be successful.

NOTE O - REGULATORY MATTERS

Consent Order – United Central Bank:  Due to declining asset quality, declining capital ratios, concerns with management, and recent losses, among other things, the Bank entered into the Consent Order (“the Order”) with the Texas Department of Banking and the FDIC (“the regulators”).  Until the Order is lifted, the Bank cannot be considered “well capitalized”.  In the event the Bank’s capital level falls below the standard prompt corrective action (“PCA”) “well capitalized” threshold, the Bank would be considered “undercapitalized.”  The Bank cannot pay any dividends to the Bancorp without approval from its primary regulator.  The Order, among other things, requires the Bank to:

•	Develop a capital plan including the maintenance of tier 1 capital ratio to average assets equal to or greater than 9.00% and maintain total capital to risk weighted assets of 15.00.
•	Have and retain qualified management;
•	Develop a plan to reduce classified asset levels; and
•	Develop a liquidity plan.

While the Order is in effect, the FDIC maintains a copy of the Order on its website.

Written Agreement – Central Bancorp, Inc.:  In March 2012, the Bancorp entered in a Written Agreement (“the Agreement”) with the FRB and the Texas Department of Banking.  The Agreement, among other things, limits the Bancorp’s ability, without obtaining prior regulatory approval, for the following

•	Taking dividends from the Bank;
•	Paying dividends on shares of stock;
•	Making payments on its subordinated debentures;
•	Incurring, increasing, or guarantying any debt; and
•	Purchasing or redeeming any shares of stock.

While the Agreement is in effect, the FRB maintains a copy of the Agreement on its website.  At December 31, 2012 and 2013, the Company did not have the ability to make payments on its rescinded stock obligation.

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for PCA, the Company and the Bank must meet specific capital guidelines that involve qualitative judgments by the regulation about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE O - REGULATORY MATTERS (Continued)

PCA regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  As a result of the Order, the Bank is no longer considered well capitalized as of December 31, 2013 and 2012.

The Consolidated and Bank only capital amounts and ratios compared to required capital amounts are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under the PCA				United Central Bank Consent Order
December 31, 2013	Amount	Ratio	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total capital to risk weighted assets
Consolidated	$126,474	21.85%	$46,303	8.0%	$	N/A		$
Bank only	141,993	24.53	46,303	8.0		57,878	10.0%		85,415	15.0%
Tier 1 capital to risk weighted assets
Consolidated	118,523	20.48%	23,151	4.0%		N/A
Bank only	134,042	23.16	23,151	4.0		34,727	6.0%
Tier 1 capital to average assets
Consolidated	118,523	7.97%	59,518	4.0%		N/A
Bank only	134,042	9.08	59,059	4.0		73,824	5.0%		132,877	9.0%

December 31, 2012

Total capital to risk weighted assets
Consolidated	$139,286	16.8%	$65,795	8.0%	$	N/A	N/A	$	N/A	N/A
Bank only	148,876	18.0	65,552	8.0		81,940	10.0%		122,910	15.0%
Tier 1 capital to risk weighted assets
Consolidated	104,705	12.6%	32,897	4.0%		N/A	N/A		N/A	N/A
Bank only	137,493	16.6	32,776	4.0		49,164	6.0%		N/A	N/A
Tier 1 capital to average assets
Consolidated	104,705	5.5%	76,005	4.0%		N/A	N/A		N/A	N/A
Bank only	137,493	7.3	75,491	4.0		94,364	5.0%		169,854	9.0%

At December 31, 2012 the Bank was not compliant with the capital levels included in the Order but as of December 31, 2013 the Bank is now compliant with the capital levels included in the Order.

NOTE P - RELATED PARTY TRANSACTIONS

In the ordinary course of business the Company has, and expects to continue to have, transactions, including borrowings and certain leases with its executive officers, directors, principal stockholders and their affiliates. At December 31, 2013 and 2012, the aggregate amount of loans to related parties, was approximately $5,962 and $6,953, respectively.  At December 31, 2013 and 2012, the aggregate amounts of deposits from related parties were approximately $7,405 and $8,551, respectively.

As further discussed in Note F, the Company leases from two directors for various properties on which the Bank and branch premises are located.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE Q - FAIR VALUE

The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability.  In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach and such valuation techniques are consistently applied.  Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.  The fair value hierarchy for valuation inputs gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for measuring fair value is set forth below.

Securities Available for Sale:  Securities classified as available for sale are reported at fair value utilizing Level 1 and 2 inputs.  For these securities, the Company obtains fair value measurements from quoted market prices (Level 1) or when quoted prices are not available, from an independent pricing service who determines fair value based on similar securities (Level 2).  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury and other yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE Q - FAIR VALUE (Continued)

The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3
December 31, 2013
Available for sale
U.S. Treasuries	$166	$-	$-
Govt Agency	72,517	-	-
Residential Mortgage-backed securities
FNMA	-	132,413	-
FHLMC	-	52,036	-
GNMA	-	45,133	-
CRA fund	19,460	-	-
Other securities	-	100	-

Total	$92,143	$229,682	$-

	Level 1	Level 2	Level 3
December 31, 2012
Available for sale
U.S. Treasuries	$173	$-	$-
Residential Mortgage-backed securities
FNMA	-	37,325	-
FHLMC	-	48,056	-
GNMA	-	21,138	-
Municipals	-	513	-
CRA fund	20,664	-	-
Other securities	-	100	-

Total	$20,837	$107,132	$-

There were no transfers between Level 1, 2, and 3 during 2013 and 2012, and no assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods ended December 31, 2013 and 2012.

Impaired Loans and Other Real Estate Owned:  The fair value of impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals adjusted for expected selling costs.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach.  Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.  Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE Q - FAIR VALUE (Continued)

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  Financial assets and liabilities measured at fair value on a non-recurring basis are as follows:

	Level 1	Level 2	Level 3
December 31, 2013
Impaired loans
Commercial real estate	$-	$-	$107,332
Commercial and industrial	-	-	429
Residential real estate and other	-	-	10,599
Other real estate owned-
Commercial real estate	-	-	18,614

Total	$-	$-	$136,974

December 31, 2012
Impaired loans
Commercial real estate	$-	$-	$188,472
Commercial and industrial	-	-	2,928
Residential real estate and other	-	-	24,553
Other real estate owned
Commercial real estate	-	-	32,146

Total	$-	$-	$248,099

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $168,410, with a valuation allowance of $50,050 at December 31, 2013, resulting in an additional provision for loan losses for the year ended December 31, 2013 of $32,383.  Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $280,044, with a valuation allowance of $64,091 at December 31, 2012, resulting in an additional provision for loan losses of $10,332 for the year ended December 31, 2012.

Other real estate owned measured at fair value less costs to sell, had a net carrying amount of $18,614, net of write-downs of $7,622 at December 31, 2013.  At December 31, 2012, other real estate owned measured at fair value less costs to sell, had a net carrying amount of $32,146, net of write-downs of $18,915.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE Q - FAIR VALUE (Continued)

The following table presents quantitative information about level 3 fair value measurements for assets measured at fair value on a non-recurring basis at December 31, 2013 and 2012:

	Fair Value at	Fair Value at
Description	December 31, 2013	December 31, 2012	Technique	Unobservable Inputs

Impaired loans –
Commercial Real Estate	$107,332	$188,472	Sales comparison approach and income approach	1.	Management discount based on underlying collateral characteristics and market conditions
				2.	Life of loan
Impaired loans –
Commercial and Industrial	$429	$2,928	Sales comparison approach and income approach	1.	Management discount based on underlying collateral characteristics and market conditions
				2.	Life of loan
Impaired loans –
Residential and Other.	$10,599	$24,553	Sales comparison approach and income approach	1.	Management discount based on underlying collateral characteristics and market conditions
				2.	Life of loan
Other real estate owned –
Commercial real estate	$18,614	$32,146	Sales comparison approach and income approach r	1.	Management discount based on underlying collateral characteristics and market conditions
				2.	Discount rate
				3.	Holding period

The Company generally determines the fair value of impaired loans and other real estate from third party appraisals. Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company.  Once received, a member of the Company’s Appraisal Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.  Appraisals are generally obtained on an annual basis but may be obtained on a more frequent basis if material changes have occurred that would impact the fair value of the collateral or asset.

The Company typically does not adjust the appraiser’s valuations but would rather either accept or deny the appraisal.  For denials, the Company would communicate to the appraiser the relevant factual information that was not previously considered by the appraiser and would request that this information be considered.  On an annual basis, the Company compares the actual selling prices of collateral that has been sold to the most recent appraised values to determine what, if any, additional adjustment should be made to the discounts applied to the appraised values of the Company’s collateral-dependent impaired loans and other real estate owned to arrive at fair value.  For the year ending December 31, 2013, using the Company’s most recent analysis, a discount of 20% was applied to each appraised value.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE Q - FAIR VALUE (Continued)

Since each appraiser weights cost, income, and sales assumptions differently, the Company does not believe aggregating the range and weighted average of these significant unobservable inputs to be useful. The Company believes that valuation risk is mitigated by using approved appraiser, obtaining annual valuations, and performing an appraisal review. For example, capitalization rates on commercial real estate typically ranges from 5-15% and the appraiser may also consider the sales comparison method which may balance the overall valuation and mitigate the relevance of such disclosure.

Future cash flows for purchased credit impaired loans, which may or may not be impacted by collateral liquidation, have generally been determined by the discount rate that was determined at the date of acquisition.  For the years ending December 31, 2013 and 2012, the discount rate used ranged from 0.0% to 17.8% with an average of 10.0% both years.

The Company provides fair value disclosures for its financial assets and liabilities, including those that are not measured and reported at fair value on a recurring or non-recurring basis.  These disclosures do not purport to represent the aggregate net fair value to the Company.  The fair values and carrying amounts are noted below:

	December 31, 2013		December 31, 2012
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial Assets
Cash and cash equivalents	$305,163	$305,163	$508,433	$508,433
Securities available for sale	321,825	321,825	127,969	127,969
Loans, net of allowance	576,226	537,701	930,346	921,888
Loss share receivable and
indemnification asset, net	92,660	N/A	100,215	N/A
Accrued Interest receivable	3,691	3,691	3,997	3,997
Federal Home Loan Bank stock	1,189	N/A	4,919	N/A

Financial Liabilities
Deposits	$1,251,106	$1,276,975	$1,632,537	$1,667,318
Accrued interest payable	1,783	1,783	1,547	1,547
Rescinded stock obligation	19,963	19,963	18,882	18,882
Federal Home Loan Bank advances	10,000	10,000	35,000	35,411
Subordinated debentures	26,805	2,738	26,805	5,554

The methods and assumptions, not previously presented, used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, securities sold under agreements to repurchase, and variable rate loans or deposits that reprice frequently and fully.  For fixed rate loans or deposits, variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.  Fair value of subordinated debentures and FHLB advances is based on current rates for similar financing.  It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.  Due to the ongoing dispute with the FDIC, the Company cannot reasonably estimate the fair value of the loss share receivable and indemnification asset.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE Q - FAIR VALUE (Continued)

The Company’s rescinded stock obligation is earned at the estimated proceeds of shares sold plus accrued interest with rates varying state to state subject to each state’s statutory requirements.

NOTE R - LITIGATION MATTERS AND LOSS CONTINGENCIES

The Company is party to various matters of litigation in the ordinary course of business.  The Company periodically reviews all outstanding pending or threatened legal proceedings and determines if such matters will have an adverse effect on the business, financial condition or results of operations or cash flows.  A loss contingency is recorded when the outcome is probable and the amount is reasonably able to be estimated.  In the opinion of management, there were no material loss contingencies related to legal proceedings that should be accrued at December 31, 2013

The following loss contingencies have been recognized by the Company as reasonably possible to result in an unfavorable outcome for the Company or the Bank.  However, the Company currently does not believe that it is probable that any of these matters will result in an unfavorable outcome for the Company or the Bank and therefore no material loss contingency has been recorded by the Company for these matters.  An estimate of the potential losses from these matters cannot be made at this time.

•
As a result of the acquisition, the Bank is a party to numerous litigation matters involving the foreclosure and collection of loans and assets related to the acquisition.  Many of these litigation matters involve counterclaims by borrowers against the Bank as a result of certain actions taken by Mutual Bank prior to the Bank’s acquisition of such assets.  The Bank has also been named as a defendant in several litigation matters arising out of actions taken by Mutual Bank with regard to such assets prior to the acquisition of such assets by the Bank as well as with regard to the management of other real estate owned previously held by Mutual Bank.  To the extent the Bank remains in compliance with the SLAs, the Bank believes many of these matters are covered by SLAs.

•
During 2013, the Company and the Bank were named as defendants in a lawsuit initiated by a group of individuals alleging that that the Plaintiffs purchased shares of CBI’s stock that were misrepresented to be authorized by CBI.  The Plaintiffs seek rescission of their purchase and actual damages of $2,790,000, plus an unspecified amount of consequential and exemplary damages for statutory fraud, fraud by non-disclosure, common law fraud, negligence and breach of fiduciary duties, interest, attorneys’ fees and costs.  Discovery is ongoing.

•
In 2014, the Company and the Bank were named as defendant in a lawsuit.  The lawsuit alleges that the Plaintiffs purchased shares of CBI’s stock that were misrepresented to be authorized by CBI.  The Plaintiffs seek rescission of their purchase and actual damages in excess of $100,000, plus an unspecified amount of consequential and exemplary damages for statutory fraud, fraud by non-disclosure, common law fraud, negligence and breach of fiduciary duties, interest, attorneys’ fees and costs.  As of May 9, 2014, neither UCB nor CBI had been served in the proceeding.

NOTE S - RESIGNATION OF KEY MEMBERS OF MANAGEMENT AND OTHER MATTERS

The Company and the Bank have had multiple changes in the executive management team and Board of Directors over the last few years.

(Continued)

CENTRAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(Dollars in thousands, except per share data)

NOTE S - RESIGNATION OF KEY MEMBERS OF MANAGEMENT AND OTHER MATTERS (Continued)

In May 2013, the Bank’s interim chief executive officer resigned.  The Bank board formed a search committee to actively review potential candidates for the permanent chief executive officer position.  An initial candidate was hired pending regulatory approvals, but resigned prior to the completion of the approval process.  Subsequently, the Bank hired a permanent CEO, who received initial approvals from both the Texas Department of Banking and the FDIC in October, 2013.  During both interim periods of searching for a permanent CEO, the Bank’s chief financial officer, chief operating officer and chief credit officer collectively served as the office of the president.

In March, 2014 the Bank’s COO resigned to pursue other opportunities.  However, prior to the COO’s departure, the Bank hired a new COO with extensive experience in this same role.  The newly hired COO has obtained all necessary regulatory approvals.

NOTE T – AGREEMENT AND PLAN OF MERGER

On December 15, 2013, Central Bancorp, Inc. (“Bancorp”) entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hanmi Financial Corporation ("Hanmi"), a Delaware corporation and Harmony Merger Sub Inc., a Texas corporation and a wholly owned subsidiary of Hanmi (“Merger Sub”), pursuant to which Merger Sub will merge with and into Bancorp, with Bancorp as the surviving corporation (the “Merger”). The Merger Agreement also provides that immediately after the Merger, United Central Bank, a Texas state-chartered bank , will merge with and into Hanmi Bank, a California state-chartered bank and a wholly owned subsidiary of  Hanmi Financial Corporation, with Hanmi Bank as the surviving bank.

The Merger is expected to close in late 2014. However, it is possible that factors outside the control of Hanmi and  Bancorp could result in the Merger being completed at a different time or not at all.  The transaction has been approved by the Bancorp’s stockholders but is subject to approval by federal and state regulatory authorities, as well as the satisfaction of other customary closing conditions provided in the Merger Agreement.

The Merger Agreement was previously filed with the Securities Exchange Commission on December 15, 2013 in Hanmi’s Current Report on Form 8-K, Item 1.01, (subsequently amended on March 23, 2014.

NOTE U – SUBSEQUENT EVENT

As part of the terms of the Consent Order, the Bank is required to develop a plan to reduce classified asset levels.  While classified assets continue to decline, the Board of Directors, after carefully considering various alternatives, voted in February 2014 to approve the sale of classified loans with an unpaid principal balance of approximately $60,000 in a Bank managed direct sales transaction.  The Bank also requested and received approval from Bank regulators in February, 2014, to consummate the sale subject to certain conditions.

Upon receiving all necessary approvals, the loans were transferred to Loans Held For Sale in February, 2014 at fair values based on bids from approved bidders.  The sale was subsequently completed in April, 2014.

Management considered the above in the analysis of the Allowance for Loan Losses as of December 31, 2013. Accordingly the balance in the allowance as of December 31, 2013 includes amounts sufficient to absorb all charges necessary to reduce the loans to their fair value.